Exhibit 99.1

Enertopia Announces a 10x Increase in Lithium Lode Claim Acreage

Kelowna, British Columbia--(Newsfile Corp. - March 1, 2022) - Enertopia Corporation (OTCQB: ENRT) ("Enertopia'' or the "Company") a company focused on building shareholder value through a combination of our Nevada Lithium claims, intellectual property, & patents in the green technology space, is very pleased to provide the following update.

Enertopia has staked approximately 1,760 acres, covering 88 lode claims, prospective for Lithium Claystone in the Big Smoky Valley of western Nevada.  Respective payments have been made to the County and BLM for the year ending August 31, 2022.  Enertopia proudly owns 100% of the project, with no royalties payable.

Property Drilling

Two samples from one location, which we are naming the West Tonopah Project, returned 570 and 620 ppm Lithium at near surface.  These outcrops were primarily light greenish exposures of claystone, mudstone and volcaniclastic deposits forming part of a sequence of uplifted paleo-lake deposits on the flank of the basin.  Based on these results we decided to bring in a man-portable drill.

The company then completed four shallow holes using a man-portable drill to try and intersect the lithium claystone horizon. The goal was to intersect Lithium claystone with values greater than 400 ppm used as a minimum threshold cut-off in a future 43-101 resource estimate, after a full-scale drilling program takes place. Due to the limitations of the capacity of the man-portable drill, the depth of the holes was limited to approximately 15 feet.

Drill Hole #1, which was drilled at the outcrop exposure of the 570 ppm Li sample reported above, intersected 12 feet of lithium claystone. The claystone was found from 2 feet below the surface to 14 feet below the surface (which was the end of hole), and had an average grade of 750 ppm Li, with the last 4 feet of the hole running at 860 ppm Li.

Drill Hole #3, which was drilled 3,600 feet due south from Drill Hole #1, intersected lithium claystone from the surface down to 14 feet in depth, with an average grade of 532 ppm Li. The highest-grade interval was from the surface down to 4 feet, which ran 730 ppm Li.

A breakdown of the two drill holes are provided in the table below:

Drill Hole #	Feet from surface	To in feet	Total thickness Li claystone	PPM Li	Comments
DH1	2.0	14.0	12.0	750	Avg grade for DH1
DH1 inc	2.0	6.0	4.0	700
DH1 inc	6.0	10.0	4.0	690
DH1 inc	10.0	14.0	4.0	860	End of Hole in Li claystone
DH3	0.0	14.0	14.0	532	Avg grade for DH3
DH3 inc	0.0	4.0	4.0	730
DH3 inc	4.0	8.0	4.0	580
DH3 inc	8.0	14.0	6.0	370

The other fence of two drill holes did not intersect the Claystone horizon, but rather the Siebert tuff with values of Li running 200 to 270 ppm Li.

Exploration and Drilling Summary:

We are very pleased to have confirmed that the at-near surface Lithium claystone deposit spans over 3,600 feet, open both to the South and North of the recent drill holes & also to the West and East. We are also very encouraged that our best surface sample of 620 ppm Li was located over 300 feet north of DH1, and we still have 3,000 feet to our northern boundary of our claim block to explore.

Next Steps:

Enertopia consultant's will be on the project in early April for more detailed mapping, and to determine locations for the upcoming resource definition drilling program which will be focused between and around DH1 and DH3. Along with this resource defined drilling program, a concurrent second drill program will test the property for Lithium claystone where it could not be located at or near surface.

The upcoming drill program is made possible due to the agreement that we recently signed with Cypress Development, and is one of the key reasons we decided to monetize our Clayton Valley Project.  As we look to accelerate the pace of corporate development, without any shareholder dilution, we recommend Enertopia shareholders vote in favor of the asset sale when they receive their proxy statements. "The Company is extremely pleased with this project as it exceeds all the internal parameters that the company had set out to achieve; lithium values at or near surface, a minimum of 400 ppm lithium, excellent roads, and power access close to Tonopah." stated President Robert McAllister

For additional project details please visit our website at https://enertopia.com/

Quality control and quality assurance:

All drilling samples were submitted to ALS Chemex Labs in Reno, Nev., for chemical analysis using (ME-ICP61).

The Qualified Person:

The technical data in this news release have been reviewed by Douglas Wood, P.Geol a qualified person under the terms of NI 43-101.

About Enertopia

Defines itself as an Environmental Solutions Company focused on using modern technology on extracting lithium and verifying or sourcing other intellectual property in the EV & green technologies to build shareholder value.

Enertopia shares are quoted in the United States on the OTC Markets under ticker symbol ENRT. For additional information, please visit www.enertopia.com or call Robert McAllister, the President at 1-888-ENRT201.

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, potential and financing of its mining or technology projects, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions that are forward-looking statements. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements., foreign exchange and other financial markets; changes in the interest rates on borrowings; hedging activities; changes in commodity prices; changes in the investments and expenditure levels; litigation; legislation; environmental, judicial, regulatory, political and competitive developments in areas in which Enertopia Corporation operates. There can be no assurance that the West Tonopah project will ultimately have a drill defined resource and if so that that resource will be economic. User should refer to the risk disclosures set out in the periodic reports and other disclosure documents filed by Enertopia Corporation from time to time with regulatory authorities.

The OTCQB has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.